EXHIBIT 4.2

DESCRIPTION OF COMMON STOCK AND CLASS B COMMON STOCK
REGISTERED UNDER SECTION 12 OF
THE SECURITIES EXCHANGE ACT OF 1934

General

The authorized capital stock of The Hershey Company (the “Company,” “us,” “we,” or “our”) consists of (a) 900,000,000 shares of Common Stock, one dollar ($1.00) par value per share (the “Common Stock”); (b) 150,000,000 shares of Class B Common Stock, one dollar ($1.00) par value per share (the “Class B Common Stock”); and (c) 5,000,000 shares of Preferred Stock, one dollar ($1.00) par value per share (the “Preferred Stock”). All outstanding shares of capital stock are fully paid and nonassessable. Our Common Stock is registered under Section 12(b) of the Exchange Act, and our Class B Common Stock is registered under Section 12(g) of the Exchange Act.

The following summary is qualified in its entirety by reference to applicable provisions of our Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), our By-Laws and the Delaware General Corporation Law (the “DGCL”).

Dividends

The Company’s Board of Directors (the “Board”) may declare and pay such dividends upon the shares of the Company’s capital stock out of the surplus of the Company as it may deem expedient and as the condition of the Company shall warrant.

•Cash Dividends. At any time shares of the Class B Common Stock are outstanding, as and when cash dividends may be declared by the Board, the cash dividend payable on shares of the Common Stock shall in all cases be ten percent (10%) higher on a per share basis than the cash dividend payable on shares of the Class B Common Stock. For purposes of calculating the cash dividend to be paid on shares of the Common Stock and the Class B Common Stock, the amount of the cash dividend declared and payable on shares of the Common Stock may be rounded up to the next highest half cent or fraction thereof.

•Other Dividends and Distributions. Each share of the Common Stock and each share of the Class B Common Stock shall be equal in respect of rights to dividends (other than cash) and distributions, when and as declared, in the form of stock or other property of the Company, except that in the case of dividends or other distributions payable in stock of the Company, including distributions pursuant to stock split-ups or divisions, only shares of the Common Stock shall be distributed with respect to the Common Stock and only shares of the Class B Common Stock shall be distributed with respect to the Class B Common Stock.

Conversion

Each share of the Class B Common Stock may at any time be converted at the election of the holder thereof into one fully paid and nonassessable share of the Common Stock. Any holder of shares of the Class B Common Stock may elect to convert any or all of such shares at one time or at various times in such holder’s discretion. No adjustments in respect of past cash dividends shall be made upon the conversion of any share of the Class B Common Stock; provided, however, that if any shares of the Class B Common Stock shall be converted subsequent to the record date for the payment of a cash or stock dividend or other distribution on shares of the Class B Common Stock but prior to such payment, the registered holder of such shares at the close of business on such record date shall be entitled to receive the cash or stock dividend or other distribution payable to holders of the Common Stock. If any shares of the Common Stock require registration with or approval of any governmental authority under any federal or state law before such shares of the Common Stock may be issued upon conversion, the Company will cause such shares to be duly registered or approved, as the case may be. The Company will endeavor to list shares of the Common Stock required to be delivered upon conversion prior to such delivery upon any national securities exchange or national market system on which the outstanding shares of the Common Stock may be listed at the time of such delivery. All shares of the Common Stock which may be issued upon conversion of shares of the Class B Common Stock will, upon issue, be fully paid and nonassessable.

Preemption and Redemption

Shares of Common Stock do not entitle a holder to any preemptive rights enabling a holder to subscribe for or receive shares of stock of any class or any other securities convertible into shares of stock of any class of the Company’s stock. The Board may only issue shares of the Class B Common Stock to the then holders of the outstanding shares of the Class B Common Stock. There are no redemption or sinking fund provisions applicable to the Common Stock or Class B Common Stock.

Voting

With respect to all matters upon which stockholders are entitled to vote or to which stockholders are entitled to give consent, the holders of the outstanding shares of the Common Stock and the holders of any outstanding shares of the Class B Common Stock shall vote together without regard to class, and every holder of the outstanding shares of the Common Stock shall be entitled to cast thereon one (1) vote in person or by proxy for each share of the Common Stock standing in his name, and every holder of any outstanding shares of the Class B Common Stock shall be entitled to cast thereon ten (10) votes in person or by proxy for each share of the Class B Common Stock standing in his name, provided that at such time as shares of the Class B Common Stock become outstanding, holders of the Common Stock, voting separately as a class with each holder of the outstanding shares of the Common Stock being entitled to one (1) vote in person or by proxy for each share of the Common Stock standing in his name, shall have the right to elect that number of directors so that one-sixth (calculated to the nearest whole number, rounding a fractional number of five-tenths (.5) to the next highest whole number) of the total number of directors of the Company fixed from time to time by, or in the manner provided for in, the By-Laws, shall have been elected by the holders of the Common Stock. With respect to any proposed amendment to the Certificate of Incorporation that would increase or decrease the number of authorized shares of either the Common Stock or the Class B Common Stock, increase or decrease the par value of the shares of the Common Stock or the Class B Common Stock, or alter or change the powers, preferences, relative voting power or special rights of the shares of the Common Stock or the Class B Common Stock so as to affect them adversely, the approval of a majority of the votes entitled to be cast by the holders of the class affected by the proposed amendment, voting separately as a class, must be obtained in addition to the approval of a majority of the votes entitled to be cast by the holders of the Common Stock and the Class B Common Stock voting together without regard to class.

Liquidation

Except as otherwise required by the DGCL or as otherwise provided in the Certificate of Incorporation, each share of the Common Stock and each share of the Class B Common Stock shall have identical powers, preferences and rights, including rights in liquidation.

Restrictions on Additional Issuances

The Board may from time to time authorize by resolution the issuance of any or all shares of the Common Stock and the Preferred Stock for such purposes, in such amounts, to such persons, corporations, or entities, for such consideration, and in the case of the Preferred Stock, in one or more series, all as the Board in its discretion may determine and without any vote or other action by the stockholders, except as otherwise required by law, provided, however, that, subject to the Change in Control provision below, the approval of Hershey Trust Company (a Pennsylvania corporation), as Trustee for Milton Hershey School (a Pennsylvania not-for-profit corporation), under Deed of Trust dated November 15, 1909, or any successor to Hershey Trust Company as Trustee for Milton Hershey School, or Milton Hershey School, as appropriate, shall be obtained prior to the Board authorizing the issuance of any shares of the Common Stock or the Preferred Stock, or taking any other action, which would cause said Hershey Trust Company, successor Trustee, or Milton Hershey School to cease to be able at any time (either at a meeting of stockholders or by written consent) to cast a majority of the votes entitled to be cast with regard to any matter upon which the Class B Common Stock is entitled to vote either separately as a class or together with any other class. At any time shares of the Class B Common Stock are outstanding, the Board may issue shares of the Common Stock in the form of a distribution or distributions pursuant to a stock dividend on or split-up of the shares of the Common

Stock only to the then holders of the outstanding shares of the Common Stock and in conjunction with and in the same ratio as a stock dividend on or split-up of the shares of the Class B Common Stock.

The Board may only issue shares of the Class B Common Stock in the form of a distribution or distributions pursuant to a stock dividend on or split-up of the shares of the Class B Common Stock and only to the then holders of the outstanding shares of the Class B Common Stock in conjunction with and in the same ratio as a stock dividend on or split-up of the shares of the Common Stock.

Change in Control

At any time when (a) Hershey Trust Company (a Pennsylvania corporation), as Trustee for Milton Hershey School (a Pennsylvania not-for-profit corporation) under Deed of Trust dated November 15, 1909, or any successor to Hershey Trust Company as Trustee for Milton Hershey School, or Milton Hershey School, ceases to hold (1) more than fifty percent (50%) of the outstanding shares of the Class B Common Stock at a time when shares of such class are outstanding and (2) at least fifteen percent (15%) of the total number of shares of the Common Stock and the Class B Common Stock outstanding or (b) there shall be only shares of either the Common Stock or shares of the Class B Common Stock outstanding, any shares of the Class B Common Stock which are then outstanding shall, without any action by the Board or the holder or holders thereof, automatically convert into and become for all purposes shares of the Common Stock, and the provisions of the Certificate of Incorporation which provide for different voting or cash dividend rights for the Common Stock and the Class B Common Stock shall not be of any effect. All shares of either or both the Common Stock or the Class B Common Stock which are then outstanding shall have equal and general voting power in the election of directors and in all other matters upon which stockholders of the Company are entitled to vote or give consent, even if at such time there shall have been fixed by the Board a record date for voting at any meeting of stockholders. If any cash dividends shall have been declared at such time but not paid, holders of the Class B Common Stock shall be entitled to the same cash dividend payable to holders of the Common Stock, and future cash dividends, as and when declared, shall be payable at the same rate for all shares of the one class of Common Stock then outstanding.

Anti-Takeover Provisions of Certificate of Incorporation and By-Laws

As long as shares of the Class B Common Stock remain outstanding, it would be very difficult to acquire control of the Company in a merger or other type of transaction if the holders of Class B Common Stock opposed the merger or other type of transaction. Even if Class B Common Stock were converted to Common Stock at a later date, the Certificate of Incorporation and By-Laws would make the Company’s acquisition by tender offer or proxy, or the removal of its officers and directors, difficult given the provisions described below.

•Advance Notice Provisions. The By-Laws establish advance notice procedures and conditions for stockholders to make nomination of director candidates for election as directors or present any other proposal to be acted upon at any annual or special meeting of stockholders.

•Delaware Business Combination Statute. The provisions of Section 203 of the DGCL apply. In general, the statute prohibits a Delaware corporation that has either a class of stock listed on a national stock exchange or at least 2,000 stockholders of record from engaging in a business combination with an interested stockholder (generally, the beneficial owner of 15% or more of the corporation’s outstanding voting stock) for three years following the time the stockholder became an interested stockholder, unless, prior to that time: (1) the corporation’s board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, (2) at least two-thirds of the outstanding shares not owned by that interested stockholder approve the business combination, or (3) upon becoming an interested stockholder, that stockholder owned at least 85% of the outstanding shares, excluding those held by officers, directors and some employee stock plans. A “business combination” includes a merger, asset sale, or other transaction resulting in a financial benefit, other than proportionately as a stockholder, to the interested stockholder.

•Director Removal. Directors elected or electable (in the case of vacancies or newly created directorships filled by the remaining directors) by the holders of the Common Stock and the Class B Common Stock voting together without regard to class may be removed, with or without cause, only by the vote or consent of a majority of the votes then entitled to be cast by the holders of the Common Stock and Class B Common Stock, voting together without regard to class. Directors separately elected or electable (in the case of vacancies or newly created directorships filled by the remaining directors) by the holders of the Common Stock may be removed, with or without cause, only by the vote or consent of a majority of the votes then entitled to be cast by the holders of the Common Stock, voting separately as a class.

•No Cumulative Voting. The Certificate of Incorporation and By-Laws do not provide for cumulative voting in the election of directors.

•Preferred Stock. Subject to the restrictions on additional issuances described above, the authorization of undesignated preferred stock, makes it possible for the Board to issue preferred stock with the powers, preferences, rights, qualifications, limitations and restrictions pertaining thereto that could impede the success of any attempt to change control of the Company.

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